Exhibit 10.37

RESTATED TRANSITION EMPLOYMENT AGREEMENT

          THIS RESTATED TRANSITION EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Michael Mulica, an Illinois resident (the “Executive”) and Openwave Systems Inc., a Delaware corporation (the “Company”) on October 28, 2002.  Executive and the Company may be referred to collectively in this Agreement as the “Parties.”

          The Parties entered into the Transition Employment Agreement effective October 9, 2002 (“Prior Agreement”), the purpose of which is to provide Executive with the compensation and benefits described herein for the employment transition period beginning on October 1, 2002 and ending on July 31, 2003 (the “Transition Period”) and to release the Company from any liabilities to Executive other than any that could arise from Company’s failure to perform its obligations to Executive specifically set forth herein. The purpose of this Agreement is to correctly reflect certain agreed to dates. This Agreement supercedes the Prior Agreement.

          Therefore, in exchange for the mutual covenants, promises and representations described below, the Parties hereby agree as follows:

          1.          Duties and Scope of Employment

                       1.1          Effective Date.  The Effective Date of this Agreement shall be October 1, 2002.

                       1.2          Position.  As of the Effective Date, the Executive shall be employed by the Company as a Senior Vice-President of the Company reporting to the Company’s Chief Operating Officer (the “COO”) and shall have such duties, title and authority as shall be determined from time to time by the COO.

          2.          Prior Agreements.  This Agreement supersedes, terminates, and replaces all prior agreements and understandings, including, but not limited to, the Prior Agreement; that letter agreement by which Executive accepted employment with the Company on the terms and conditions set forth therein, dated as of October 4, 1999 (“Letter Agreement”), and all amendments to the Letter Agreement; that Change of Control Severance Agreement between Executive and the Company which the Company delivered to Executive for execution in February in 2002 and the Change of Control Agreement entered into by the Executive and the Company (then named Phone.com) dated November 1, 1999 ; the Company’s Executive Severance Benefit Policy; as well as any other change of control and/or severance agreement and verbal agreements and discussions) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.  Therefore, as of October 1, 2002, this Agreement is the exclusive document setting forth the terms and conditions under which Executive shall be employed by the Company.  Notwithstanding the foregoing, this Agreement does not supercede, terminate, or replace any of the following agreements or instruments: (a) that certain Promissory Note dated August 31, 2001, in the original principal amount of $400,000, and made by Executive and payable to the Company; (b) the Confidential Inventions and Assignment Agreement (the “CIAA”) executed by executive in 1999 when he commenced his employment with the Company; (c) any director and officer indemnification agreement entered into between Executive and the Company; or (d) any stock option or restricted stock agreements or agreements relating to participation in the Company’s employee stock purchase plan.

          3.          Employment Term.

                       3.1.          Initial Term.  Commencing on the Effective Date and, unless terminated earlier by the Company or Executive as provided in Section 3.3 of this Agreement, ending on December 31, 2002, (i) Executive’s principal focus shall be customer management, and (ii) Executive shall devote one hundred percent (100%) of Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly.

                       3.2.          Final Term.  Commencing on January 1, 2003 and, unless terminated earlier by the Company or Executive as provided in Section 3.3 of this Agreement, ending on July 31, 2003, (the “Termination Date”), (i) Executive’s principal focus shall be transactional activity, and (ii) Executive shall devote his best efforts and at least twenty-five percent (25%) of Executive’s business time (and in any event no less than ten (10) hours per week) to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly.

                       3.3          Right to Terminate Employment.  The Company and Executive acknowledge and agree that Executive’s employment may be terminated at any time, for any reason or no reason, with or without notice, at the option of either party; provided, however, that: (a) if Executive’s employment with the Company is terminated by the Company without Cause prior to the Termination Date, then Executive shall be entitled to receive the benefits provided for under this Agreement and at the times set forth in this Agreement as if his employment had not been terminated prior to the Termination Date provided that Executive complies with Executive’s obligations under Sections 6.1, 6.2 and 6.3 (except to the extent obligations under Section 6.3 are waived by the Company in a signed writing) and executes a release as described in Section 7.2; and (b) if Executive terminates his employment with the Company prior to the Termination Date, then Executive shall not be entitled to further benefits under this Agreement except as agreed in writing by the Company’s CEO or COO.  “Cause” for termination shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company; (ii) breach of any material provisions of this agreement; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (v) commission of any act of fraud with respect to the Company; (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company; or (vii) termination of employment as result of death or disability.  If Executive’s employment with the Company terminates for any reason or no reason, Executive understands and agrees that Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

          4.          Compensation and Benefits.

                       4.1           Salary.  During the Transition Period while Executive is employed by the Company, and subject to Section 6.6 of this Agreement, the Company shall pay Executive base pay at the annualized rate of $300,000 (“Base Pay”). Such Base Pay shall be payable in regular installments in accordance with the Company’s usual payroll practices and reduced by applicable required or authorized withholding.

                       4.2          Variable Pay.  During the Transition Period while Executive is employed by the Company, and subject to Section 6.6 of this Agreement, in the event Executive fully complies with the time and activity focus stipulations of this agreement, those activity focus areas will be described as “management by objective” goals (“MBOs”) for a given fiscal quarter of the Company (to be mutually agreed upon by the parties within 30 days of execution of this agreement, and as may be modified by mutual written agreement from time to time), Executive shall be entitled to receive variable pay equal to 100% of the Base Pay paid to Executive during such fiscal quarter (“Variable Pay”).  The MBO’s shall be initialed by each party and then set forth on Annex A attached to this Agreement.  Executive shall work full time for the Company until December 31, 2002, and shall work part time and shall be available at least 25% of full time for the period from January 1 through the Termination Date. Achievement of the MBO’s is defined as the participation in activities as defined by the COO for the period or time specified it this Agreement.  Measurement of the achievement of the MBO’s will be based only upon  participation in the areas of activity of focus defined by the COO, for the working hours defined in this Agreement. Such Variable Pay which the Company determines that Executive has earned shall be paid within thirty-five days following the end of the relevant quarter, reduced by applicable required or authorized withholding.

                       4.3          Bonus.   Upon the execution of this Agreement by the parties and the effectiveness of Executive’s general release of claims set forth in Section 7 of this Agreement, Executive shall receive a bonus in the amount of one hundred thousand dollars ($100,000) plus the amount of any accrued but unpaid interest as of October 1, 2002 (the “Bonus”), plus an additional amount sufficient to pay all applicable federal, state and local income and employment taxes imposed on the Bonus, assuming that Executive is liable for such taxes on the Bonus at the highest stated marginal tax rate for each applicable tax, in order to leave Executive with an amount after the payment of all applicable taxes equal to the Bonus.

                       4.4          Stock Option.  Executive shall be granted an option to purchase one hundred thousand (100,000) shares of the Company’s common stock at a per share exercise price equal to the Fair Market Value (as defined below) of the common stock on the date of grant (the “Option”).  Seventy five thousand (75,000) of the shares of the Company’s common stock which are subject to the Option shall become vested and exercisable in equal monthly installments on the last day of each calendar month beginning with November 2002 and ending on July 2003 provided that Executive has remained continuously employed with the Company through the relevant vesting date.  The remaining 25,000 shares subject to the Option shall become vested and exercisable all at one time on July 31, 2003 provided that Executive has remained continuously employed with the Company through July 31, 2003, and has not breached any provisions of this Agreement.    Except as specified in this Section 4.4, the Option shall contain the standard terms and conditions applicable generally to stock options granted by the Company to its employees in the United States.

               The fair market value of the Company’s Common Stock on a given date (the “Fair Market Value”) shall be equal to the closing sales price of the Company’s common stock on such date (or, in the event that the common stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market System or, if such price is not reported, the mean of the bid and asked prices per share of the common stock as reported by Nasdaq or, in the event the common stock is listed only on a different stock exchange, the Fair Market Value per share shall be the closing sales price on such exchange on such date (or, in the event that the common stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal.

                       4.5.          Employee Benefits.  During the Transition Period, and subject to Section 6.6 of this Agreement, Executive shall be eligible to participate in the Company’s standard employee benefit plans, programs and arrangements which are generally available to the Company’s employees in the United States according to their terms, as modified by the terms of this Agreement.

          5.          Additional Payments and Benefits on Termination Date.  On July 31, 2003 (the “Termination Date”), and so long as Executive remains in the sole employ of the Company through the Termination Date and executes an effective release of claims as described in Section 7.2 below, Executive shall be entitled to the following additional payments and benefits:

                       5.1          Executive shall receive a one-time lump sum cash payment equal to two months Base Pay and an equal amount of Variable Pay.

                       5.2.          In the event that Executive achieves the quarterly MBOs referred to in Section 4.2 above and complies with Executive’s obligations under Sections 6.1, 6.2 and 6.3, Executive shall receive a severance payment in the amount of the sum of three hundred thousand dollars ($300,000) plus the amount of any accrued but unpaid interest as of July 31, 2003 (the “Severance Payment Amount”), plus an additional amount sufficient to pay all applicable federal, state and local income and employment taxes imposed on the Severance Payment Amount, assuming that Executive is liable for such taxes on the Severance Payment Amount at the highest stated marginal tax rate for each applicable tax, in order to leave Executive with an amount after the payment of all applicable taxes equal to the Severance Payment Amount.  Executive shall not be entitled to the Severance Payment Amount should the Executive terminate employment prior to the Termination Date unless the Company consents to such early termination in writing, Executive executes a release as described in Section 7.2, and Executive complies with his obligations under Sections 6.1, 6.2 and 6.3 or the Company consents, in a writing signed by the CEO or COO, to Executive accepting a competing position (provided that the Company’s consent shall not be unreasonably withheld).

          6.          Restrictive Covenants; Non-Competition; Change of Status.

                       6.1.           Confidentiality; Policies and Procedures.  Executive agrees to abide by the terms and conditions of the Company’s Confidential Information and Invention Assignment Agreement previously signed by the Executive.  Executive also agrees to continue to abide by the terms and conditions of the Company’s standard policies and procedures which apply to its employees generally.

                       6.2.          No Interference With Business.  Executive agrees that during his employment and thereafter, he will not disrupt, damage, impair or interfere with the business of the Company. Executive further agrees not to make any public statement or statements to the press concerning the Company, its business objectives, its management practices, or other sensitive information without first receiving the Company’s written approval, and to take no action which would cause the Company or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to the Company’s or any such person’s being held in disrepute by the general public or the Company’s employees, clients, or customers.

                       6.3           Non-Compete.  As a Senior Vice President of the Company, Executive has acquired and will continue to acquire knowledge of sensitive and confidential information relating to product development road maps, marketing plans, competitive plans and pricing strategies and trade secrets (the “Confidential Information”). Executive acknowledges that the Confidential Information which the Company has provided and will provide to Executive could play a significant role and provide a competing business with a significant competitive advantage against the Company were Executive to directly or indirectly be engaged in any business in Competition (as hereinafter defined) with the Company or its subsidiaries.  As a condition to being entitled to any of the benefits described in this Agreement, Executive agrees that prior to July 31, 2003, without the prior consent of the Company in a writing signed by either the Company’s Chief Executive Officer or Chief Operating Officer, Executive will not (a) pursue any employment opportunity with any business, which is in Competition with the existing business of the Company or its subsidiaries or (b) either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, engage in, or have any financial interest in (other than an ownership position of less than 1 percent in any company whose shares are publicly traded), any business, which is in Competition with the existing business of the Company or its subsidiaries (in either case, a “Competitive Activity”).  Notwithstanding the foregoing, after March 15, 2003, executive may accept one or more positions on boards of directors or board advisory positions without the consent of the Company and acceptance of one or more such positions shall not be deemed a violation of this Non-compete provision provided that (a) Executive does not violate the terms of his CIAA and (b) informs the CEO or COO of the Company prior to attending such competitors or potential competitors board meetings or otherwise providing advice to such company, person, or other entity.  Any compensation received by Executive for such board or advisory board service shall not reduce the amounts of payments that Executive is entitled to receive under this Agreement.

                       6.4          Definition of Competition.  For purposes of this Section 6, a business shall be deemed to be in “Competition” with the Company or its subsidiaries if it is engaged in or has taken concrete steps toward engaging in the business of providing (A) software that enables Internet connectivity or enables or provides data services on mobile devices (such as messaging and location) to communication service providers or enterprise customers, or (B) messaging software to communication service providers, Internet service providers or enterprise customers, either as carried on or being developed by the Company or its subsidiaries as of the applicable date, in all cities, counties, states and countries in which the business of the Company or its subsidiaries is then being conducted or its products are being sold.

                       6.5          Acceptance of Employment.  If at any time during the Transition Period, Executive accepts employment with or otherwise provides services to any business that (i) is not in Competition with the existing business of the Company or (ii) Executive has received the prior written consent of the Chief Executive Officer or Chief Operating Officer described in Section 6.3 above to apply for a position and work for or with such business, Executive’s employment with the Company shall immediately terminate, the Transition Period shall immediately end, and Executive shall immediately cease earning any additional Base Salary or Variable Pay or any other benefits payable under Section 4; provided, however, that Executive shall still be entitled to the Additional Payments under 5.1 and 5.2 which shall be paid by the Company on July 31, 2003 (provided further that Executive satisfies all pre-conditions for their payment described in Section 5, except for the requirement that Executive remain employed by the Company through the Termination Date).  If at any time during the Transition Period,

Executive accepts employment with or otherwise provides services to any business that is in Competition with the existing business of the Company and Executive has not received the prior written consent of the Chief Executive Officer or Chief Operating Officer described in Section 6.3 above to apply for a position and work for or with such business, Executive’s employment with the Company shall immediately terminate, the Transition Period shall immediately end, Executive shall immediately cease earning any additional Base Salary or Variable Pay, Executives options and restricted stock shall immediately cease vesting, and Executive shall not be entitled to the Additional Payments under 5.1 and 5.2 and Executive shall reimburse the Company for the bonus payment paid to him under Section 4.3.

                       6.6          Specific Performance.  Executive and the Company agree that the covenants in Section 6 are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of any such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.  Executive agrees that any breach of the covenants contained in Sections 6.1, 6.2 or 6.3 would irreparably injure the Company.  Accordingly, Executive agrees the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, the Company may, without posting any bond, in addition to pursuing any other remedies it may have in law or in equity, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available against Executive from any court having jurisdiction over the matter, restraining any further violation of this Agreement by Executive.  In addition, in the event that Executive does not comply with all of his obligations set forth under this Section 6, notwithstanding any other provision in this Agreement to the contrary and notwithstanding any efforts which the Company may make to pursue other remedies available in law or in equity, the Company may also cease making any payments otherwise required by this Agreement and all shares of restricted stock of the Company and options to purchase shares of the Company’s common stock held by Executive shall automatically cease vesting.

          7.          Release

                       7.1.          Current Release.  Executive, on behalf of himself and his heirs, estate, executors, administrators, successors and assigns, does hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than Executive’s rights under this Agreement and other than any claim for indemnification Executive may have as a result of any third party action against Executive based on Executive’s employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date Executive executes this Agreement, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Employee Retirement Income Security Act of 1974, the federal Rehabilitation Act of 1973, the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal Family Medical Leave Act, the California Fair Employment and Housing Act, and any amendments to the foregoing laws; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify Executive pursuant to the Company’s indemnification obligation pursuant to agreement, its bylaws or applicable law.

                       7.2          Future Release.  Executive agrees that in exchange for the payments and other consideration Executive receives during the Final Term under this Agreement to which he would not otherwise be entitled, Executive shall execute the Release in substantially the form attached hereto as Exhibit A on the day immediately following the end of the Final Term, and such release must become effective in accordance with its terms.  The Company, in its sole discretion, may modify the form of the required release to comply with applicable law and will determine the form of the required release.

          8.          Waiver Of Section 1542.  Executive confirms that he has read Section 1542 of the Civil Code of the State of California, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. With this knowledge, Executive nevertheless voluntarily waives the rights described in Section 1542, and in any similar provision under the law of the State of Illinois, and elects to assume all risks for claims that may now exist in his favor, known or unknown.

          9.          Waiver Of Claims Under The ADEA.  Executive acknowledges he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act and that this waiver and release is knowing and voluntary.  He acknowledges he has been advised by this writing that (i) he should consult with an attorney prior to executing this release, (ii) he has twenty one (21) days within which to consider this release prior to signing and is waiving this right, and (iii) he has seven (7) days from the date of his execution of this release to revoke this waiver and release. The Executive understands and agrees that to revoke this waiver and release, he must submit a written statement of revocation to the Company within the seven-day revocation period described in this paragraph. Executive further understands and agrees that if he revokes this release, he forfeits all benefits due him under the Agreement, and must repay to the Company benefits he may have received under the Agreement.

          10.          Change of Control Benefits.

                         10.1           Occurrence of a Change of Control.  If the Executive is employed at the time of the occurrence of a Change of Control, then 50% of the unvested portion of any stock option or restricted stock granted to the Executive by the Company and then held by the Executive shall automatically be accelerated so as to become immediately vested.  This partial acceleration of vesting shall be applied equally to each vesting installment of all then outstanding stock options and restricted stock grants.

                         10.2           Definition of Change of Control.  “Change of Control” means the occurrence of any of the following events:

          (i)          The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined or described in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that will continue the business of the Company in the future;

          (ii)          A merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded form the list of shareholders of the Company immediately prior to such merger or consolidation for purposes of the preceding calculation); or

          (iii)          The direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that “person or group of related persons” shall not include the Company, a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company (including any trustee of such plan acting as trustee)

                         10.3           Extension of Exercise Period.  If the Executive is employed at the time of the occurrence of a Change of Control and  the time period following termination of employment available to Executive for exercise of all or any portion of the outstanding stock options granted to such Executive is less than one year, then that exercise period shall be extended so that it ends one year following the Executive’s employment termination date.

                         10.4.           Tax Matters.   In the event that a Change of Control occurs prior to the Termination Date and the benefits provided for under  Section 10 or otherwise under this Agreement, when combined with other benefits payable under this Agreement or otherwise payable to Executive, (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) become subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state tax law), then Executive’s benefits under Section 10.1 shall still be delivered in full, and in addition Executive shall receive an additional lump sum cash payment, taking into account all applicable federal, state, local and other income, employment and other taxes and the excise tax imposed by Section 4999 (assuming for purposes of this calculation that Executive is liable for such taxes at the highest marginal tax rate) that results in no reduction to Executive in the amount or the value of the benefits under Section 10.1 of this Agreement as a result of the application of Sections 280G and 4999 of the Code (and any corresponding provisions of state tax law).  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent accounting firm (the “Accountants”).  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10.4.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.4.

          11.          Successors.

                         11.1           Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 11.1 or which becomes bound by the terms of this Agreement by operation of law or otherwise.

                         11.2           Executive’s Successors.  The terms of this Agreement and all rights ofExecutive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.  Since this is a personal services contract, Executive’s obligations under this Agreement shall not be assignable.

          12.          Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices shall be addressed to him at the home address or facsimile number which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

          13.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

          14.          Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the Executive’s employment during the Transition Period.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

          15.          Waiver.  If either party should waive any breach of any provision of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

          16.          Severability.  The parties intend that the covenants and agreements contained in the provisions of this Agreement shall be deemed to be a series of separate covenants and agreements.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in the provisions of this Agreement, then such unenforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  If any one or more of the covenants contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then appears.

          17.          Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

          18.          Dispute Resolution. To ensure rapid and economical resolution of any disputes which may arise under this Agreement or otherwise out of Employee’s employment relationship with the Company, the Company and Employee each agree that any disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all claims by Executive for employment discrimination, harassment, retaliation, wrongful termination, or violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, or the Employee Retirement Income Security Act, or under any other federal, state, foreign or local law, regulation, ordinance, executive order, constitution, or common law doctrine), with the sole exception of those disputes which may arise from Employee’s obligations referred to in Sections 6.1, 6.2 and 6.3 of this Agreement, arising from or related to Employee’s services to the Company or the termination of such services, shall be resolved by final and binding confidential arbitration conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the then existing JAMS Rules of Practice and Procedure; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusion and a statement of the award.  Each party shall pay half of JAMS’ arbitration fees.  In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any arbitration shall be held in the State of Illinois, and furthermore shall be held in Chicago, Illinois to the extent reasonably practicable. .

          19.          Headings.  The headings and captions in this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

          20.          Facsimile; Counterparts.  This Agreement may be executed and delivered by facsimile and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement and shall be equally binding as signed copies penned in ink and hand delivered.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

OPENWAVE SYSTEMS INC.

By:

Name:
Title:

EXECUTIVE:

Michael Mulica

October 28, 2002

Date

Exhibit A

RELEASE

          This general release of claims (“Release”) is being executed pursuant to the terms set forth in that Employment Agreement and General Release with an effective date of October 1, 2002, between me and the Company (the “Agreement”), which Agreement I have previously executed. Certain capitalized terms used in this Release are defined in the Agreement.

          I hereby confirm my obligations under the form of the Company’s Confidential Information and Invention Assignment Agreement, which I have previously signed.  I also confirm my obligations described in Section 6 of the Agreement.

          I, on behalf of myself and my heirs, estate, executors, administrators, successors and assigns, do hereby release, acquit and forever discharge Openwave, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than my rights under the Agreement and any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Employee Retirement Income Security Act of 1974, the federal Rehabilitation Act of 1973, the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal Family Medical Leave Act, the California Fair Employment and Housing Act, and any amendments to the foregoing laws; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement, its bylaws or applicable law.

          I agree that the claims released pursuant to this Release include all claims against individual employees of Openwave, whether or not such employees were acting within the scope of their employment.

          I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

          At Openwave’s request, I agree to cooperate fully in connection with any legal matter, proceeding or action relating to Openwave.

          I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA.  I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

EXECUTIVE

Michael Mulica

Date:

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